EXHIBIT 1

JOINT FILING AGREEMENT

AGREEMENT dated as of January 8, 2016 by and among Pentagram Partners, L.P., a Florida limited partnership, Patty Shanley, a citizen of the United States, and Richard Jacinto II, a citizen of the United States.

WHEREAS, in accordance with Rule 13d-1(k) of the Securities Exchange Act of 1934 (the “Act”), only one such statement need be filed whenever two or more persons are required to file a statement pursuant to Section 13(d) of the Act with respect to the same securities, provided that said persons agree in writing that such statement is filed on behalf of each of them.

NOW, THEREFORE, in consideration of the premises and mutual agreements herein contained, the parties hereto agree as follows:

Pentagram Partners, L.P., Patty Shanley and Richard Jacinto II hereby agree, in accordance with Rule 13d-1(k) under the Act, to file one Statement on Schedule 13G relating to their ownership of the Common Stock of Emergent Capital, Inc. and hereby further agree that said Statement shall be filed on behalf Pentagram Partners, L.P., Patty Shanley and Richard Jacinto II.  Nothing herein shall be deemed to be an admission that the parties hereto, or any of them, are members of a “group” (within the meaning of Section 13(d) of the Act and the rules promulgated thereunder) with respect to any securities of Emergent Capital, Inc.

IN WITNESS WHEREOF, the parties have executed this agreement as of the date first written above.

PENTAGRAM PARTNERS, L.P.

By:       /s/ Patty Shanley, GP
Patty Shanley, General Partner

/s/ Patty Shanley
Patty Shanley

Richard Jacinto II
Richard Jacinto II